Microsoft Word 11.0.6359;UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 0-06538

                   HYDRO OPTICS, INC. (N/K/A NEXIASOFT, INC.)
             (Exact name of registrant as specified in its charter)

                          10757 South River Front Pkwy
                                    Suite 125
                            South Jordan, Utah 84095
                             Telephone (801)619-1195
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         COMMON STOCK, PAR VALUE $0.001
                        PER SHARE (Title of each class of
                        securities covered by this Form)

                                       N/A
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d)remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)     |_|                     Rule 12h-3(b)(1)(i)     |_|
Rule 12g-4(a)(1)(ii)    |X|                     Rule 12h-3(b)(1)(ii)    |X|
Rule 12g-4(a)(2)(i)     |_|                     Rule 12h-3(b)(2)(i)     |_|
Rule 12g-4(a)(2)(ii)    |_|                     Rule 12h-3(b)(2)(ii)    |_|
Rule 15d-6              |_|

Approximate  number of holders of record as of the certification or notice date:
520

     Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: June 22, 2006                     By: /s/ Bruce Rolle
                                        ------------------------------
                                         Bruce Rolle
                                         President